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                                                                    Exhibit 4(d)


                                   METLIFE(R)
                      METROPOLITAN LIFE INSURANCE COMPANY

                                A Stock Company
                              One Madison Avenue,
                            New York, NY 10010-3690

                                  ENDORSEMENT

This Endorsement amends the annuity certificate to which it is attached, in order to increase the maximum allowed for all contributions to the certificate and to change the death benefit.

$500,000 IS CHANGED TO $1,000,000 WHEREVER THAT AMOUNT APPEARS IN THE LAST PARAGRAPH OF QUESTION 2.

THE SECOND PARAGRAPH OF QUESTION 13 IS DELETED AND REPLACED WITH THE FOLLOWING:

     The death benefit is the greatest of:
     a. The entire account balance as of the date we receive proof of death and a properly completed claim form, or
     b. The total contributions made, reduced proportionately by the percentage reduction in the account balance attributable to any partial withdrawal, or
     c. The highest account balance as of the fifth certificate anniversary and each successive fifth certificate anniversary thereafter (10th, 15th, 20th, etc.), reduced proportionately by the percentage reduction in the account balance attributable to any partial withdrawal.
     The percentage reduction in the account balance attributable to any partial withdrawal is determined as one minus the percentage of the total account balance on the day before represented by that partial withdrawal.

/s/ Gwenn L. Carr
-------------------
Gwenn L. Carr
Vice-President & Secretary


Form G.20247-590